Exhibit 5

Suite 2800 1100 Peachtree St.
Atlanta GA 30309-4530
t 404 815 6500 f 404 815 6555
www.KilpatrickStockton.com

September 8, 2004

direct dial 404 815 6570
direct fax 404 541 3151
RCheatham@KilpatrickStockton.com

United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia 30512

  Re:
  United Community Banks, Inc.
  Registration Statement on S-4 (File No. 333-            )

Ladies and Gentlemen:

        At your request and as your counsel, we have reviewed the Registration Statement on Form S-4 (the "Registration Statement") filed by United Community Banks, Inc. (the "Company"), a Georgia corporation, with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of 414,528 shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), to be issued by the Company to the shareholders of Eagle National Bank ("Eagle") in connection with the merger of Eagle with and into the Company.

        As such counsel, and in connection with such review of the Registration Statement, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and proposed issuance of the Common Stock as we deemed relevant or necessary for the opinion expressed herein. During the course of such examination and review and in connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

        Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock to be issued by the Company to the Eagle shareholders will be, upon issuance, sale and delivery in the manner and under the terms and conditions described in the Registration Statement, validly issued, fully paid, and nonassessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the "Legal Matters" section of the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Sincerely,
KILPATRICK STOCKTON LLP
By:	/s/ RICHARD R. CHEATHAM Richard R. Cheatham, a Partner